Exhibit 99.1

The Brazilian Equity Fund, Inc.
466 Lexington Avenue
New York, New York 10017

                         The Brazilian Equity Fund, Inc.
            Clarifies Shareholder Vote Required To Liquidate The Fund



For Immediate Release

July 3, 2002

Contact: Investor Relations
         Credit Suisse Asset Management, LLC
         1-800-293-1232


     New York, New York.


In its press release dated June 28, 2002, The Brazilian Equity Fund, Inc. (the "Fund") in describing the shareholder vote required to liquidate the Fund should have stated that the liquidation of the Fund requires either the affirmative vote of the holders of seventy-five percent of the Fund's outstanding shares or, if seventy-five percent of the Fund's "Continuing Directors" approve the liquidation, the affirmative vote of the holders of a majority of the Fund's outstanding shares. A "Continuing Director" is any member of the Fund's Board of Directors who is not an Interested Party (as defined in the Fund's Articles of Incorporation) or an affiliate of any Interested Party and has been a member of the Board of Directors for a period of at least 12 months, or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

The Brazilian Equity Fund, Inc. is a closed-end, non-diversified management investment company that seeks long-term capital appreciation by investing primarily in Brazilian equity securities. The Fund's adviser is Credit Suisse Asset Management, LLC.